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LIST OF SUBSIDIARIES                                              EXHIBIT 21


          Following lists the significant subsidiaries of the registrant together with their wholly-owned subsidiaries and the state or jurisdiction of incorporation of each:

          NAME                                                                                     INCORPORATED
          ----                                                                                     ------------

 1)       First National Bank of Pennsylvania                                                      United States

 2)       Reeves Bank                                                                              Pennsylvania

 3)       First County Bank, N.A.                                                                  United States

 4)       Metropolitan National Bank                                                               United States

 5)       First National Bank of Naples                                                            United States

 6)       Cape Coral National Bank                                                                 United States

 7)       First National Bank of Fort Myers                                                        United States

 8)       Indian Rocks National Bank                                                               United States

 9)       Regency Finance Company                                                                  Pennsylvania


     Regency Finance Company conducts business under six names. Business is conducted at the fifteen offices in Butler, Clearfield, Crawford, Elk, Erie, Fayette, Lawrence, McKean, Mercer, Somerset and Warren counties in Pennsylvania under the name of F.N.B. Consumer Discount Company. Business is conducted in Chataqua county in New York under the names of Citizens Financial Services of New York, Inc. and Citizens Equity Corporation of New York. Business is conducted in the seven offices in Columbiana, Mahoning, Lake, Summit and Trumbull counties in Ohio under the names of Citizens Budget Company and Citizens Financial Services, Inc. Business is conducted in the thirteen offices in Centre, Columbia, Hanover, Lackawanna, Lehigh, Monroe, Montour, Northampton, Snyder, and Union counties in Pennsylvania under the name of Regency Finance Company.

     The other subsidiaries conduct business under the names as shown above.